Exhibit 10.24
October 31, 2006
Daniel M. Jones
25 Frost Valley Road
Mount Sinai, NY 11766
Dear Dan,
On behalf of Double-Take Software, Inc. (the “Company”), I am pleased to enter into an amended and restated employment agreement with you that continues your position as Vice President of North American Sales and Marketing, effective on October 31, 2006. This agreement amends and restates your agreement with the Company dated April 20, 2005. Following are the terms of this amended and restated employment agreement:
Position:
Vice President of North American Sales and Marketing. Reports to the Chief Executive Officer of the Company (the “CEO”).
Base Salary:
$150,500 per year, payable every two (2) weeks in the sum of $6,057.69 less any applicable withholding and taxes. The Base Salary may be increased, but not lowered, by the Company, and, upon such increase, the increased amount shall thereafter be deemed the Base Salary.
Commission:
You will be eligible to participate in a commission plan established by the Company, the terms of which shall be determined at the discretion of the Company.
Stock Options:
At the Direction of the Compensation Committee of the Board of Directors, you may from time to time be awarded options to purchase shares of the Company’s common stock.

Bonus:
You will be eligible to participate in the executive bonus program established by the Company, the terms of which shall be determined at the discretion of the Company.
Insurance:
The Company will provide you and your family with major medical insurance.
PTO (sick, personal, vacation time off):
Pursuant to the Company’s current policy.
401(k):
Option to participate in the Company Software’s 401(k) Plan based on the plan’s terms.
Expenses:
Car allowance of $400 Monthly, covers all car related expenses, gas, repairs etc., and cellular phone allowance of up to $400 monthly for Company related phone calls.
Confidentiality:
You agree to sign the Non-Disclosure Confidentiality Agreement attached hereto.
Severance:
If you are terminated without cause, we will pay you an amount equal to your Base Salary for one year from the date of termination. Payments will be made in accordance with the Company’s regular payroll periods, commencing on the first day of the first payroll period following the date of termination. Additionally, if you are required to relocate outside of a 100 mile radius from your current home, you may decline the relocation and be eligible for the severance stated above.
For purposes of this Agreement, “Cause” shall be defined as: (i) willful disobedience of a material and lawful Instruction of the CEO or Board of Directors of the Company; (ii) conviction of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, dishonesty, negligence, willful misconduct or recurring insubordination; (iv) inattention to your duties; or (v) excessive absences from work.
Relationship:
It is understood and accepted that the employment relationship we have agreed to is an at-will relationship, and that it may be ended by either party, at any time, and for any reason. It is also understood that you are free of any obligations, including restrictive covenants and or non-solicitation agreements that may affect your ability to carry out your duties within the Company.
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If you should have any questions pertaining to this matter, please don’t hesitate to contact me.
I look forward to continuing to work with you.

Sincerely,	Agreed:

/s/ Dean Goodermote	/s/ Daniel M. Jones

Dean Goodermote	Daniel M. Jones
Chief Executive Officer
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NON-DISCLOSURE CONFIDENTIALITY AGREEMENT
DOUBLETAKE SOFTWARE, INC.
Daniel M. Jones (hereinafter referred to as the “employee”) hereby acknowledges that Double-Take Software, Inc., et al. (hereinafter referred to as the “Corporation”) is engaged in the business of developing, selling, distributing, supporting, installing and servicing computer related software. Both parties agree that the operation of the business and performance of the work of the Corporation involves special skills, knowledge, trade secrets, special techniques, procedures or names and addresses of the customers, past and present, of the Corporation. The employee acknowledges that he is being employed with the express understanding that all of the foregoing shall not be divulged or otherwise disclosed to anyone at any time.
It is further understood and agreed to by the employee, that during the time of his employment by the Corporation, that his time and efforts will be exclusively devoted to the Corporation’s business, and that he will not participate in any activity of a similar nature with any other entity, in any capacity, (e.g. sales, consulting, engineering, supervision or hands on activity). All computer program source and information relating to such source code, trade secrets, books, manuals, bulletins, work papers, files, reports and other related materials are the property of the Corporation and must be returned to the Corporation upon request or at the termination of employment, along with any reproductions of such documentation.
Employee agrees to hold in confidence and to refrain from using or disclosing to any third party, without prior written consent of Corporation, (a( any information disclosed in confidence to employee by the Corporation, and (b( any information developed or delivered by employee during the term of employee’s employment by the Corporation. All computer program source and information relating to such source code received, developed or delivered by employee in connection with his employment shall be deemed confidential information and belonging exclusively to the Corporation for purposes of this paragraph.
Employee agrees to provide the Corporation with all source code and complete source code documentation for all computer programs developed or modified by employee in the course of his employment by the Corporation. Ownership of all goods, code, and materials, etc; delivered by employee hereunder is hereby assigned irrevocably to the Corporation, including but not limited to all copyrights, trademarks, trade secrets and patent rights in such goods and materials. Employee agrees to execute and return to the Corporation all documents required by the Corporation from time to time to evidence, document or, if necessary, to perfect such ownership, for any purpose desired by the Corporation, and hereby appoints the Corporation employee’s attorney-in-fact with full powers to execute such document itself in the event employee is unable to provide the Corporation with such signed documents.
In the event the term of the employee’s employment shall expire or terminate, employee agrees not to divulge any of the above information, etc., or to engage or participate, directly or indirectly, for himself or on behalf of or for the benefit of a third party, firm or corporation in developing products based on the information gained during his term of employment by the Corporation. Employee also agrees he will not participate, directly or indirectly, for himself or on behalf of or for the benefit of a third party, firm or corporation in soliciting competing products, services
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and/or solutions to the Corporation’s existing customers or proposed customers (which were being solicited by the Corporation during the time of his employment) for a period of two (2) years and will not encourage, induce or attempt to induce any employee of the Corporation to leave the employ of the corporation for a period of two (2) years.
The employee agrees that these terms are so vitally important to the operation of the business of the Corporation, that any violation of the above conditions will result in their termination of employment, forfeitures of any and all benefits and bonuses accrued, as well as entitling the Corporation to any injunctive relief allowed by Law.
This Agreement shall be governed by the Laws of the State of New Jersey and there are no understandings, agreements, representations, express or implied, not specified herein.
AGREED TO BY:

/s/ Daniel M. Jones		10/31/06

Employee		(DATE)

ACCEPTED BY:

/s/ Dean Goodermote

For the Corporation

TITLE:	Chief Executive Office	11/1/06

(DATE)
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